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                                                                    Exhibit 4.25


                                                                  EXECUTION COPY

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                         EQUITY CONTRIBUTION AGREEMENT

                                   Dated as of


                                November 1, 1999


                                      among


                         TENASKA GEORGIA PARTNERS, L.P.,

                     THE CONTRIBUTING PARTNERS PARTY HERETO

                                       and

                            THE CHASE MANHATTAN BANK,
                               as Collateral Agent

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     936 MW (Nominal Summer Rating) Natural Gas-Fired Simple-Cycle Electric
                     Generating Plant Heard County, Georgia

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                          EQUITY CONTRIBUTION AGREEMENT

         EQUITY CONTRIBUTION AGREEMENT (this "AGREEMENT"), dated as of November 1, 1999, made by and among TENASKA GEORGIA PARTNERS, L.P., a Delaware limited partnership (the "PARTNERSHIP"), TENASKA GEORGIA, INC., a Delaware corporation ("TGI"), TENASKA GEORGIA PARTNERS I, L.P., a Delaware limited partnership ("TGILP"), and each other partner of the Partnership listed as a Contributing Partner hereunder in Schedule 1 hereto, as the same may be amended from time to time pursuant to the terms of this Agreement (TGI, TGILP and each such other partner of the Partnership, being referred to herein individually as a "Contributing Partner" and collectively as the "Contributing Partners") and THE CHASE MANHATTAN BANK, in its capacity as Collateral Agent under the Collateral Agency Agreement referred to below (together with its successors and assigns, the "COLLATERAL AGENT"). (Each of the Partnership, each of the Contributing Partners and the Collateral Agent, a "PARTY" and collectively, the "PARTIES").

                               W I T N E S S E T H

         WHEREAS, the Partnership has been formed to develop, construct, own or lease, operate and maintain a 936 MW (nominal summer rating) natural gas-fired simple-cycle electric generating plant in Heard County, Georgia (the "PROJECT").

         WHEREAS, the Partnership intends to finance the construction and equipping of the Project through an offering of Bonds (the "BONDS") under Rule 144A, the proceeds of which Bonds will be used to purchase Taxable Industrial Development Revenue Bonds issued by the Development Authority of Heard County, Georgia, a public corporation created and existing under the laws of the State of Georgia (the "DAHC BONDS"), the net proceeds of which will be used to pay Project Costs.

         WHEREAS, the Senior Parties, the Authority Trustee and the Partnership have entered into the Collateral Agency and Intercreditor Agreement, dated as of even date herewith (as the same may be amended, supplemented or otherwise modified from time to time, the "COLLATERAL AGENCY AGREEMENT"), pursuant to which the Collateral Agent has been appointed to act as Collateral Agent and representative for the Senior Parties in connection with, among other things, the matters referred to herein.

         WHEREAS, each of TGI and TGILP (each, a "PARTNER" and, collectively, the "PARTNERS") is a partner in the Partnership pursuant to the Partnership Agreement.

         WHEREAS, in order to ensure the making of certain equity contributions that may become due under the Collateral Agency Agreement, the Collateral Agent, solely on behalf of the Senior Parties, requires commitments from the partners of the Partnership to contribute capital to the Partnership on the terms and conditions, and for the purposes, provided herein.

         WHEREAS, other partners of the Partnership may become Contributing Partners, and undertake a portion of the commitments of the then existing Contributing Partners, at which time

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the commitments of such existing Contributing Partners shall be reduced, all pursuant to and subject to the terms and conditions of this Agreement.

         WHEREAS, it is a condition precedent to the obligation of the Senior Parties to enter into their respective Financing Documents that the Parties enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

         SECTION 1.     DEFINITIONS.

                  (a) All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Common Agreement. As used herein, the following capitalized terms are defined as follows:

         "ACCEPTABLE LETTER OF CREDIT" means an irrevocable letter of credit or letters of credit substantially in the form of Exhibit A hereto, issued to Collateral Agent as named beneficiary and for the account of a Contributing Partner or an Affiliate thereof other than the Partnership, in an initial stated amount equal to the Contributing Partner's Support Amount on the date of issuance of such Acceptable Letter of Credit, issued by The First National Bank of Omaha or a domestic or foreign commercial bank whose outstanding senior unsecured long-term debt is rated at least A- or the equivalent by S&P or Moody's.

         "ACCEPTABLE GUARANTY" means a Guaranty substantially in the form of Exhibit B hereto, in favor of the Collateral Agent, guaranteeing the obligations of a Contributing Partner to make all of the Equity Contributions required to be made by such Contributing Partner under this Agreement, entered into, executed and delivered by a party which is the parent company or other Affiliate of such Contributing Partner, which parent company or other Affiliate (i) is rated Investment Grade by S&P and Moody's, and (ii) has net worth of not less than $100,000,000.

         "CASH DEPOSIT" means as of any date, a cash deposit to a Contributing Partner Support Account in the amount equal to all or a portion of the Contributing Partner's Support Amount as of such date.

          "CONSTRUCTION FUND" means the fund of such name created pursuant to
Section 2.2(a) of the Collateral Agency Agreement.

          "CONTRIBUTING PARTNER ASSUMPTION AGREEMENT" means an Assignment and Assumption Agreement in the form of Exhibit C hereto, entered into by a Contributing Partner.

         "CONTRIBUTING PARTNER ASSUMPTION DATE" for a Contributing Partner means the date on which such Contributing Partner's Contributing Partner Assumption Agreement becomes effective.

          "CONTRIBUTING PARTNER'S EQUITY CONTRIBUTION COMMITMENT" means on any date, the sum of such Contributing Partner's First Tranche Equity Contribution Commitment and such Contributing Partner's Second Tranche Equity Contribution Commitment.

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         "CONTRIBUTING PARTNER EVENT OF DEFAULT" has the meaning given such term in Section 6 of this Agreement.

          "CONTRIBUTING PARTNER'S FIRST TRANCHE EQUITY CONTRIBUTION COMMITMENT" means on any date, for any Contributing Partner, the amount of such Contributing Partner's First Tranche Equity Contribution Commitment as set forth in Schedule 1 hereto, as in effect on such date.

          "CONTRIBUTING PARTNER FIRST TRANCHE PERCENTAGE" means, as of any date, for any Contributing Partner, the percentage described as being the Contributing Partner First Tranche Percentage, set forth opposite such Contributing Partner's name in Schedule 1, as in effect on such date.

         "CONTRIBUTING PARTNER'S FIRST TRANCHE SUPPORT AMOUNT" means, as of any date on or prior to the First Tranche Utilization Date, for any Contributing Partner, such Contributing Partner's First Tranche Equity Contribution Commitment, reduced by all Equity Contributions made by such Contributing Partner on or prior to the First Tranche Utilization Date (including any such Equity Contribution to the extent it causes such Contributing Partner's total Equity Contributions to equal such Contributing Partner's First Tranche Equity Contribution Commitment).

         "CONTRIBUTING PARTNER'S SECOND TRANCHE EQUITY CONTRIBUITON COMMITMENT" means on any date, the amount of such Contributing Partner's Second Tranche Equity Contribution Commitment as set forth in Schedule 1 hereto, as in effect on such date.

          "CONTRIBUTING PARTNER SECOND TRANCHE PERCENTAGE" means, as of any date, for any Contributing Partner, the percentage described as being the Contributing Partner Second Tranche Percentage, set forth opposite such Contributing Partner's name in Schedule 1, as in effect on such date.

          "CONTRIBUTING PARTNER'S SECOND TRANCHE SUPPORT AMOUNT" means, as of any date on or after the First Tranche Utilization Date, such Contributing Partner's Second Tranche Equity Contribution Commitment, reduced by all Equity Contributions made by such Contributing Partner on or after the First Tranche Utilization Date (including any such Equity Contribution to the extent it causes such Contributing Partner's total Equity Contributions to exceed such Contributing Partner's First Tranche Equity Contribution Commitment, if any).

          "CONTRIBUTING PARTNER SUPPORT ACCOUNT" has the meaning set forth in
Section 10(d) of this Agreement.

         "CONTRIBUTING PARTNER'S SUPPORT AMOUNT" means, as of any date, such Contributing Partner's Equity Contribution Commitment, reduced by all Equity Contributions made by such Contributing Partner prior to such date.

         "CONTRIBUTING PARTNER SUPPORT INSTRUMENT" means, as to any Contributing Partner, an Acceptable Letter of Credit, (ii) a Cash Deposit with Support Account Documentation as set forth in Section 10(d), (iii) an Acceptable Guaranty or (iv) a Contributing Partner Substitute Support Instrument, in each case provided by or in support of the obligations of such Contributing Partner.

         "EQUITY CONTRIBUTION" has the meaning given such term in Section 2 of this Agreement.

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         "EQUITY CONTRIBUTION DATE" means any date on which the Contributing
Partners are required to contribute equity to the Construction Fund pursuant to the terms of this Agreement.

         "FIRST TRANCHE SUPPORT AMOUNT" means, as of any date, $20.5 million reduced by the sum of the Equity Contributions made prior to such date and prior to the First Tranche Utilization Date (including for this purpose the Equity Contributions made on the First Tranche Utilization Date to the extent that they cause the total Equity Contributions to equal $20.5 million).

         "FIRST TRANCHE UTILIZATION DATE" means the date on which the total Equity Contributions made pursuant to this Agreement equal or exceed $20.5 million.

         "REMAINING REQUIRED EQUITY CONTRIBUTION" means the amount required as of the Date of Commercial Operation of the Final Units to pay the required amounts in accordance with Section 3.2 of the Collateral Agency Agreement, less the aggregate of the amounts then on deposit in the Construction Fund.

         "SECOND TRANCHE SUPPORT AMOUNT", on any date on or after the First Tranche Utilization Date, $15 million reduced by the sum of the Equity Contributions made on or after the First Tranche Utilization Date (including for this purpose the Equity Contributions made on the First Tranche Utilization Date to the extent that they cause the total Equity Contributions to exceed $20.5 million).

         "SUBSTITUTE SUPPORT INSTRUMENT" means, as to any Contributing Partner,
(i) an Acceptable Letter of Credit, (ii) a Cash Deposit with Support Account Documentation as set forth in Section 10(d), or (iii) an Acceptable Guaranty, in each case provided by or in support of the obligations of such Contributing Partner.

          "SUPPORT ACCOUNT DOCUMENTATION" has the meaning set forth in Section 10(d) of this Agreement.

         (b) All references to Parties herein shall include their permitted successors and assigns.


         SECTION 2.     EQUITY CONTRIBUTIONS.

                  (a) Each Contributing Partner shall make or cause to be made to the Partnership equity contributions (each, an "Equity Contribution") in the amounts required to be made by such Contributing Partner under this Agreement, in the manner herein provided and otherwise in accordance with the terms and conditions of this Agreement; PROVIDED, HOWEVER, that (i) in no event shall a Contributing Partner's obligation to make an Equity Contribution pursuant to this Agreement cause the total amount of Equity Contributions made by such Contributing Partner to exceed such Contributing Partner's Equity Contribution Commitment, and (ii) the aggregate amount of the Contributing Partners' Equity Contributions shall not at any time exceed thirty-five million five hundred thousand dollars ($35,500,000).

                  (b) To support its obligations to make its Equity Contributions hereunder, each Contributing Partner shall provide to the Collateral Agent, on the Closing Date in the case of

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TGI and TGILP, and on the applicable Contributing Partner Assumption Date in the case of any other Contributing Partner, a Contributing Partner Support
Instrument or Support Instruments in the aggregate amount of such Contributing Partner's Equity Contribution Commitment.

                   (c) Commencing on the Closing Date to and including the Date of Commercial Operation of the Final Units, if at any time (i) the aggregate amount then required to pay Project Costs pursuant to a Requisition presented to the Collateral Agent in accordance with Section 3.1 of the Collateral Agency Agreement is greater than (ii) the amount on deposit in the Construction Fund at such time (such difference, the "SHORTFALL AMOUNT"), the Collateral Agent shall notify the Contributing Partners of the amount of the Shortfall Amount, and the date on which the Requisition is to be paid. On the Business Day on which payment of the Requisition is to be made, the Collateral Agent shall make a drawing under each Contributing Partner's Contributing Partner Support Instrument or Support Instruments in an amount equal to (A) on or prior to the First Tranche Utilization Date, the lesser of (1) the sum of such Contributing Partner's First Tranche Percentage of such Shortfall Amount and (2) such Contributing Partner's then current Contributing Partner's First Tranche Support Amount, and (B) on or after the First Tranche Utilization Date, the lesser of
(1) such Contributing Partner's Second Tranche Percentage of the positive difference between (x) the Shortfall Amount and (y) the aggregate amount that the Collateral Agent is directed under clause (A) above to draw under all of the Contributing Partners' Support Instruments, and (2) such Contributing Partner's then current Contributing Partner's Second Tranche Support Amount. All amounts so drawn shall be deposited by the Collateral Agent into the Construction Fund, and shall be applied to pay or reimburse the Partnership for the payment of the Project Costs, whether matured or unmatured, in accordance with the Financing Documents. The amounts so drawn shall be treated as equity contributions to the Partnership by the respective Contributing Partners in the amounts drawn under their respective Contributing Partner Support Instruments.

                  On the Date of Commercial Operation of the Final Units, the Collateral Agent shall (i) make a drawing under each Contributing Partner's Support Instrument or Support Instruments (and shall deposit in the Construction Fund the amounts so drawn) in an amount equal to such Contributing Partner's then current Contributing Partner's Support Amount; except that the amount required to be drawn on each Contributing Partner's Support Instrument or Support Instruments pursuant to this sentence shall be reduced to such Contributing Partner's First Tranche Percentage (to the extent the related Equity Contribution is being made on or prior to the First Tranche Utilization
Date) or Second Tranche Percentage (to the extent the related Equity Contribution is being made on or after the First Tranche Utilization Date) of the Remaining Required Equity Contribution, and (ii) cancel the remaining "excess" equity that is committed but unfunded, if the Partnership delivers an Officer's Certificate to the Collateral Agent on the Date of Commercial Operation of the Final Units certifying that:

                  (A) the Date of Commercial Operation of the Final Units has occurred;

                  (B) all other amounts due and payable under this Agreement have been paid or escrowed or otherwise provided for as of the Date of Commercial Operation of the Final Units;

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                  (C) no Default or Event of Default under the Common Agreement or any other Financing Document has occurred and is continuing on and as of the Date of Commercial Operation of the Final Units; and

                  (D) the Debt Service Reserve Account is fully funded on and as of the Date of Commercial Operation of the Final Units to the extent required under the Collateral Agency Agreement.

                  (d) (i) At any time on or prior to the Date of Commercial Operation of the Final Units, if an Event of Default under the Common Agreement has occurred and is continuing, the Collateral Agent is hereby authorized by each Contributing Partner to make a drawing under such Contributing Partner's Support Instrument or Support Instruments, in an amount equal to their respective Contributing Partner's then current Contributing Partner's Support Amount. Such amounts so drawn shall be deposited in the Construction Fund, and shall be treated as equity contributions by the respective Contributing Partners to the Partnership in the respective amounts so drawn and deposited.

                      (ii) Upon the occurrence of any Contributing Partner Event of Default, on or prior to the Date of Commercial Operation of the Final Units, the Collateral Agent is hereby authorized by the applicable Contributing Partner to make a drawing under such Contributing Partner's Support Instrument or Support Instruments, in an amount equal to such Contributing Partner's then current Contributing Partner's Support Amount. Such amount so drawn shall be deposited in the Construction Fund, and shall be treated as an equity contribution by such Contributing Partner to the Partnership in the amount so drawn and deposited.

                      (iii) All Equity Contributions hereunder shall be applied in accordance with Section 3.1 of the Collateral Agency Agreement.

                  (e) Any amount which is not paid when due pursuant to this
Section 2 shall bear interest at a rate per annum equal to one per cent (1%) plus the interest rate on the Bonds until paid in full.

                  (f) In the event that any of the Contributing Partners has provided two or more Contributing Partner Support Instruments in fulfillment of its obligations under this Section, drawings made by the Collateral Agent shall be made (as the Contributing Partner shall elect) (i) by drawings on one of such Contributing Partner Support Instruments until the earlier of (A) such time as all amounts available under such Contributing Partner Support Instrument have been drawn and (B) such time as the provider of such Contributing Partner Support Instrument fails to make payment in accordance with the terms of such Contributing Partner Support Instrument, and then, subject to the same conditions, by drawings on the other Contributing Partner Support Instrument or Support Instruments in turn or, (ii) ratably in accordance with the amounts available thereunder, or, otherwise, in accordance with the express written instructions of such Contributing Partner.

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         SECTION 3.     USE OF PROCEEDS OF EQUITY CONTRIBUTIONS.

         The Partnership, each of the Contributing Partners and the Senior Parties agree that the entire proceeds of the Equity Contributions made by the Contributing Partners pursuant to Section 2 hereof will, upon their receipt by the Collateral Agent, be applied to pay or reimburse the Partnership for the payment of the Project Costs, whether matured or unmatured, in accordance with the Financing Documents, and the Partnership, each of the Contributing Partners and the Senior Parties hereby irrevocably instruct the Collateral Agent, upon receipt of the proceeds of any Equity Contributions made by the Contributing Partners pursuant to Section 2 hereof, to apply the entire proceeds of such Equity Contributions to pay or reimburse the Partnership for the payment of the Project Costs and any other amounts required to be paid in accordance with
Section 3.1 of the Collateral Agency Agreement and which are due and payable on such date.

         SECTION 4.     REPRESENTATIONS AND WARRANTIES.

         Each Contributing Partner hereby severally, on its own behalf, represents and warrants to the Collateral Agent as to itself, that:

                  (a) ORGANIZATION; POWER; AND STATUS. It is (i) duly organized and validly existing under the laws of the jurisdiction of its organization and
(ii) duly qualified to do business in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own, lease or hold its property and to conduct the business in which it is now engaged or proposed to be engaged, except where the failure to so qualify or have such power or authority would not, singly or in the aggregate, have a Material Adverse Effect.

                  (b) AUTHORIZATION; ENFORCEABILITY; EXECUTION AND DELIVERY. (i) It has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly taken.

                  (ii) This Agreement has been duly authorized, executed and delivered by the Contributing Partner. This Agreement constitutes a valid and legally binding obligation of the Contributing Partner enforceable against the Contributing Partner in accordance with the terms hereof, except to the extent limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors' rights generally, by general equitable principles (whether considered in a proceeding in equity or at law).

                  (c) NO CONFLICTS; LAWS; AND CONTRACTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of its property or assets pursuant to, any material indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, (ii) result in any violation

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of any statute or any judgment, order, decree, rule or regulation of any court or arbitrator or governmental agency or body having jurisdiction.

                  (d) GOVERNMENTAL APPROVALS. Except to the extent that noncompliance could not reasonably be expected to result in a Material Adverse Effect, no Governmental Approval is required to authorize, or is required in connection with, its execution, delivery and performance of this Agreement or the taking of any action by it contemplated hereby.

                  (e) LITIGATION. There are no legal or governmental proceedings pending or affecting it or any of its properties or assets which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and to the best of its knowledge, no such proceedings are threatened by governmental authorities or others.

         SECTION 5.     COVENANTS.

         So long as any of its obligations under this Agreement is outstanding, each Contributing Partner covenants and agrees with the Collateral Agent, as follows:

                  (a) CORPORATE EXISTENCE. It shall (i) preserve and maintain its legal existence, (ii) preserve and maintain all of its rights, privileges and franchises, if any, necessary for the operation of its business and the maintenance of its existence, and (iii) comply in all material respects with all Applicable Laws, where in the case of clause (ii) and (iii) any failure to comply would reasonably be expected to have a material adverse effect on its ability to comply with its obligations under this Agreement.

                  (b) REPORTING REQUIREMENTS. It shall furnish (i) written notice of any Contributing Partner Event of Default, specifically stating that a Contributing Partner Event of Default has occurred and describing such Contributing Partner Event of Default and any action being taken with respect to such Contributing Partner Event of Default, and (ii) notice of the occurrence of a material adverse change with respect to it.

                  (c) So long as any of its obligations under this Agreement is outstanding and it is a party to this Agreement, each Contributing Partner covenants and agrees with the Collateral Agent that it shall not enter into any transaction of merger or consolidation, or change its form of organization or its business or liquidate or dissolve itself (or suffer any liquidation or dissolution) or transfer all or substantially all of its assets other than to an Affiliate in accordance with Section 7 of this Agreement or as provided for in the Common Agreement.

         SECTION 6.     EVENTS OF DEFAULT.

         If any of the following events (each a "CONTRIBUTING PARTNER EVENT OF DEFAULT") shall occur and be continuing:

                  (a) a Contributing Partner shall fail to make or cause to be made any Equity Contribution when required pursuant to Section 2 of this Agreement;

                  (b) a Bankruptcy Event in respect of a Contributing Partner shall have occurred and be continuing; or

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                  (c) this Agreement shall at any time for any reason cease to be valid and binding and in full force and effect or the validity or enforceability thereof shall be contested by any Party or any Party (other than the Collateral Agent) shall deny that it has any liability or obligation hereunder;

then, at any time thereafter if a Contributing Partner Event of Default shall then be continuing, the Collateral Agent may, and at the direction of the Required Senior Parties shall, by notice to the Partnership, take any or all of the following actions, without prejudice to the rights of the Collateral Agent to enforce its claims against the Partnership, in respect of such Contributing Partner Event of Default: (i) declare all Equity Contributions required by such Contributing Partner under this Agreement to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Partnership and such Contributing Partner, and (ii) exercise any other remedies against the defaulting Contributing Partner available at law or in equity.

         SECTION 7.     TRANSFERS OF EQUITY CONTRIBUTION COMMITMENTS.

         Each Contributing Partner agrees that it shall not directly or indirectly transfer any of its obligations hereunder; PROVIDED, HOWEVER, that
(i) each Contributing Partner may, if such transfer is in accordance with the Common Agreement and the Partnership Agreement, transfer its entire interest in the Partnership to an Affiliate and be released from all of its obligations under this Agreement so long as (A) such Affiliate assumes all of such Contributing Partner's obligations under this Agreement, (B) such Affiliate provides Substitute Support Instruments satisfactory to the Collateral Agent,
(C) any such transferee or transferees enter into a Contributing Partner Assumption Agreement, and (D) Schedule 1 hereto is amended to substitute in lieu of the name of the transferring Contributing Partner, the name of such Affiliate; and (ii) each of TGI and TGILP may, if such transfer would not conflict with the Common Agreement or the Partnership Agreement, transfer one or more portions of its Contributing Partner Equity Contribution Commitment to one or more other persons, and its obligations (including its Contributing Partner's Equity Contribution Commitment) shall thereupon be reduced to the extent that the transferee or transferees assume such obligations (including, to such extent, such Contributing Partner's Equity Contribution Commitment and its applicable Contributing Partner Support Instrument or Support Instruments) as hereinafter provided, so long as (A) the transferee or transferees execute and deliver a Contributing Partner Assumption Agreement specifying (x) the respective amounts of the Contributing Partner's First Tranche Equity Contribution Commitment and Second Tranche Equity Contribution Commitment being assumed, and (y) the Contributing Partner First Tranche Percentage of the First Tranche Support Amount and the Contributing Partner Second Tranche Percentage of the Second Tranche Support Amount for which such Contributing Partner shall thereafter be obligated, (B) such transferee or transferees provide Substitute Support Instruments to the Collateral Agent and (C) the Partnership delivers to the Collateral Agent a revised Schedule 1 dated the applicable Contributing Partner Assumption Date, and reflecting the revised Contributing Partner First Tranche Equity Contribution Commitments and Second Tranche Equity Contribution Commitments for each Contributing Partner and the revised Contributing Partner First Tranche Percentage and Contributing Partner Second Tranche Percentage for each Contributing Partner, after giving effect to the Contributing Partner Assumption Agreement; PROVIDED THAT, such Schedule 1 shall reflect (i) Contributing Partners' First Tranche Equity Contribution Commitments which in the aggregate are not less

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than $20,500,000, (ii) Contributing Partners' Second Tranche Equity Contribution
Commitments which in the aggregate are not less than $15,000,000, and (iii) Contributing Partner First Tranche Percentages and Contributing Partner Second Tranche Percentages which equal, in the case of each such tranche, 100%.

         SECTION 8.     OBLIGATIONS SEVERAL, ABSOLUTE, ETC.

         Each Contributing Partner further covenants and agrees as follows:

                  (a) The obligations of each Contributing Partner to make its Equity Contribution is a several obligation of each Contributing Partner and shall not be affected by the failure of any other Contributing Partner to make the Equity Contribution required by such other Contributing Partner. The several obligations of each Contributing Partner to make, or cause to be made, Equity Contributions pursuant to Section 2 of this Agreement constitute direct obligations of each Contributing Partner to the Collateral Agent, and shall be enforceable by the Collateral Agent.

                  (b) The several obligations of each of the Contributing Partners to make, or cause to be made, Equity Contributions pursuant to Section 2 hereof are and shall be absolute and unconditional and are not, and shall not be, subject to any defense or right of set-off, counterclaim, deduction, diminution, abatement, recoupment, defense, suspension, deferment or reduction or any other legal or equitable defense which such Party has or hereafter may have, against any other Person (including the Partnership) for any reason whatsoever (including, without limitation, any circumstance which constitutes, or might be construed to constitute, an equitable or legal discharge of any or all of the Partnership's obligations in bankruptcy or otherwise).

                  (c) To the extent permitted by Applicable Law, the obligations of each Contributing Partner hereunder shall be absolute and unconditional, shall remain in full force and effect, and shall not be released, discharged or in any way affected, notwithstanding:

                           (i) any lack of validity, enforceability or value of any Financing Documents or any other agreement or instrument relating thereto or to any collateral therefor;

                           (ii) any change in the time, manner or place of payment of, or in any other term of, the Financing Documents or any amendment or waiver thereof, or any consent to departure from any of those documents;

                           (iii) any failure to pay any taxes which may be payable with respect to the performance of its obligations hereunder by a Contributing Partner or failure to obtain any authorization or approval from or other action by, or to notify or file with, any Governmental Authority required in connection with the performance of such obligations by a Contributing Partner;

                           (iv) any impossibility or impracticality of performance, force majeure, any act of any government, or other circumstance which might constitute a defense available to, or a discharge of, a Contributing Partner, or any other circumstance, event or

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         happening whatsoever, whether foreseen or unforeseen and whether similar or dissimilar to anything referred to above in this Section 8;

                           (v) any merger or consolidation of the Partnership or a Contributing Partner into or with any other entity, or any sale, lease or transfer of all or any of the assets of the Partnership or a Contributing Partner to any other Person;

                           (vi) any change in the ownership in the Partnership;
         or

                           (vii) to the fullest extent permitted by law, any other circumstance which might otherwise constitute a defense available to, or a discharge of, any of the Contributing Partners or the Partnership.

                  (d) No Contributing Partner has any right, nor shall any Contributing Partner have any right, to terminate this Agreement or to be released, relieved or discharged (other than by full and strict compliance by it with the terms hereof) from any obligation or liability hereunder for any reason whatsoever.

                  (e) The obligations of each of the Contributing Partners hereunder will be performed regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the terms of the Financing Documents or any other document related thereto or the rights of any Person with respect thereto.

         SECTION 9.     WAIVER.

         To the fullest extent permitted by Applicable Law, each Contributing Partner hereby expressly waives diligence, presentment, demand for payment, protest, benefit of any statute of limitations affecting the liability of the Partnership under the Financing Documents, benefit of any act or omission by the Collateral Agent which directly or indirectly results in or aids the discharge of the Partnership by operation of law or otherwise, all notices relating to this Agreement, including, without limitation, notice of acceptance of this Agreement and the incurring of the obligation to make or to cause to be made any payment hereunder and notice of any of the circumstances referred to in Section 7 hereof, and any requirement that the Collateral Agent exhaust any right, power, or remedy, or proceed against the Partnership for the Equity Contributions.

         SECTION 10.    CONTRIBUTING PARTNER SUPPORT INSTRUMENTS.

                  (a) Any payments made to the Collateral Agent under, or pursuant to drawings on or from, a Contributing Partner Support Instrument shall be deemed to be an Equity Contribution by the applicable Contributing Partner to the Partnership and to satisfy, to the extent of such payment, the obligation of such Contributing Partner to make the applicable Equity Contributions hereunder.

                  (b) At any time prior to the termination or reduction of a Contributing Partner's obligations under this Agreement, such Contributing Partner may deliver to the Collateral Agent a Substitute Support Instrument or Substitute Support Instruments having a stated amount or combined stated amounts, as the case may be, equal to the amount covered by any previously delivered Contributing Partner Support Instrument, in substitution for such existing Contributing Partner Support Instrument. Upon such delivery, the previously delivered Contributing Partner Support Instrument may be terminated by the issuer thereof.

                  (c) Upon the earlier of (i) the termination or reduction of a Contributing Partner's obligations under this Agreement or (ii) the delivery to the Collateral Agent of a Substitute Support Instrument or Substitute Support Instruments, pursuant to and in the amount specified in Section 10(b) above, the Collateral Agent shall promptly return to the issuer thereof, with a copy to the applicable Contributing Partner, the applicable Contributing Partner Support Instrument or Support Instruments previously delivered to the Collateral Agent, together with any certificate or other documentation that may be required to effect the cancellation of such Contributing Partner Support Instrument or Support Instruments.

                  (d) (i)Upon the request of a Contributing Partner and subject to the receipt of the Support Account Documentation, as defined below, in form and substance satisfactory to the Collateral Agent, the Collateral Agent shall open with a bank or trust company an account in the name of such Contributing Partner but under the sole dominion and control of the Collateral Agent (the "Contributing Partner Support Account"). Any Cash Deposit by a Contributing Partner and any Equity Contribution made upon the occurrence of an event set forth in Section 10(e) shall be deposited in the Contributing Partner Support Account (as provided therein). The Collateral Agent shall not withdraw funds from the Contributing Partner Support Account except as provided in this Section 10(d). The term "Support Account Documentation" shall mean documentation in form and substance reasonably satisfactory to the Collateral Agent which (A) grants the Collateral Agent, for the benefit of the Senior Parties, a security interest in any Cash Deposit or other amounts deposited in the Contributing Partner Support Account and (B) contains the agreement of such Contributing Partner to transfer additional cash to the Contributing Partner Support Account in the event that the aggregate market value of the Permitted Investments (plus any cash deposits) in such Contributing Partner Support Account is, at any time, less than such Contributing Partner's Support Amount.

                  (ii) On each Equity Contribution Date, the Collateral Agent shall withdraw an amount equal to the required Equity Contribution from such Contributing Partner's Contributing Partner Support Account, and such withdrawal shall be deemed to satisfy the obligation of such Contributing Partner to make, or cause to be made, the related Equity Contribution hereunder. The Collateral Agent shall apply all such withdrawn amounts to the satisfaction of amounts owing as such Contributing Partner's Equity Contributions.

                  (iii) Amounts on deposit in any Contributing Partner Support Account shall be invested and reinvested by the Collateral Agent, at the direction, expense and risk of such Contributing Partner, in Permitted Investments. If the amount on deposit in such Contributing Partner Support Account exceeds the applicable Contributing Partner's Support Amount, an amount equal to the amount of such excess shall be withdrawn at the end of each calendar quarter by the Collateral Agent and the net amount thereof (after giving effect to any broker commissions or other expenses of withdrawal or sale) shall be paid to such Contributing Partner.

                  (iv) If, following a Cash Deposit by a Contributing Partner into such Contributing Partner Support Account, such Contributing Partner shall deliver a Substitute Support Instrument or Substitute Support Instruments in respect of an amount of such Cash Deposit to the Collateral Agent, the Collateral Agent shall promptly withdraw and pay to such Contributing Partner such amount (after giving effect to any broker commissions or other expenses of withdrawal or sale).

                  (v) Upon the satisfaction or other termination of the obligations of any Contributing Partner hereunder, the remaining balance, if any, of such Contributing Partner Support Account shall be paid forthwith to such Contributing Partner.

                  (e) If, at any time prior to the termination of this Agreement, a Contributing Partner Support Instrument then in effect shall fail to be renewed or extended in accordance with the terms of such Contributing Partner Support Instrument fifteen (15) Business Days prior to the day upon which such Contributing Partner Support Instrument is scheduled to expire or terminate and such Contributing Partner shall have failed to furnish a Substitute Support Instrument or Substitute Support Instruments in substitution for such Contributing Partner Support Instrument, then the Collateral Agent shall draw upon such Contributing Partner Support Instrument in accordance with its terms prior to such expiration or termination date and shall deposit the proceeds of any such drawing into such Contributing Partner Support Account; provided that if no such Contributing Partner Support Account is then currently in existence, the Collateral Agent shall hold such proceeds in a separate account until such Contributing Partner Support Account is established in accordance with Section 10(d)(i) and shall promptly deposit such proceeds in such Contributing Partner Support Account upon its establishment.

                  (f) If, at any time prior to the termination of this Agreement, the outstanding long-term senior unsecured debt of the bank providing a Contributing Partner Support Instrument that is an Acceptable Letter of Credit fails at any time to be rated at least "A-" or the equivalent by S&P or Moody's (or in the case of an Acceptable Letter of Credit issued by The First National Bank of Omaha, if the outstanding long-term senior unsecured debt of such bank fails at any time to be rated at least "Baa2" by S&P or Moody's (such event, a "Downgrade Event"), such Contributing Partner shall, within fifteen (15) Business Days of its receipt of written notice from the Collateral Agent of the occurrence of such event, furnish a Substitute Support Instrument in substitution for such Support Instrument and if prior to the expiration of such fifteen (15) day period, such Contributing Partner shall have failed to furnish a Substitute Support Instrument, then the Collateral Agent shall draw upon the Contributing Partner Support Instrument then in effect in accordance with its terms and shall deposit the proceeds of such drawing into such Contributing Partner's Support Account for application in accordance with the provisions of
Section 10(d); provided that if no such Contributing Partner Support Account is then currently in existence, the Collateral Agent shall hold such proceeds in a separate account until such Contributing Partner Support Account is established in accordance with Section 10(d)(i) and shall promptly deposit such proceeds in such Contributing Partner Support Account upon its establishment.

                  (g) Each Contributing Partner shall cause any Contributing Partner Support Instrument that is an Acceptable Guaranty to be issued by a parent company or other Affiliate of such Contributing Partner, which (i) is rated Investment Grade by S&P and Moody's, and (ii) has net worth of not less than $100,000,000. If, at any time prior to the termination of this Agreement, the parent company or other Affiliate which issued the Acceptable Guaranty fails at any time to be rated Investment Grade by S&P and Moody's or (ii) has net worth of less than

$100,000,000 (such event, a "Guaranty Downgrade Event"), such Contributing Partner shall, within fifteen (15) Business Days of its receipt of written notice from the Collateral Agent of the occurrence of such event, furnish a Substitute Support Instrument in substitution for such Support Instrument and if prior to the expiration of such fifteen (15) day period, such Contributing Partner shall have failed to furnish a Substitute Support Instrument, then the Collateral Agent shall draw upon the Contributing Partner Support Instrument then in effect in accordance with its terms and shall deposit the proceeds of such drawing into such Contributing Partner's Support Account for application in accordance with the provisions of Section 10(d); provided that if no such Contributing Partner Support Account is then currently in existence, the Collateral Agent shall hold such proceeds in a separate account until such Contributing Partner Support Account is established in accordance with Section 10(d)(i) and shall promptly deposit such proceeds in such Contributing Partner Support Account upon its establishment.

         SECTION 11.    RESCISSION OF PAYMENT.

         To the fullest extent permitted by Applicable Law and notwithstanding any prior release or termination, this Agreement shall continue to be effective or be reinstated, as the case may be, with respect to each Contributing Partner if at any time any payment (or part thereof) made or caused to be made by a Contributing Partner pursuant to this Agreement is rescinded or must otherwise be restored or returned to such Contributing Partner or the Partnership by any beneficiary of this Agreement upon the insolvency, bankruptcy or reorganization of a Contributing Partner or the Partnership or otherwise, all as though such payment had not been made or caused to be made.

         SECTION 12.    SEPARATE UNDERTAKINGS.

         Without limiting the generality of any of the foregoing provisions of this Agreement, each Contributing Partner irrevocably waives, to the fullest extent permitted by Applicable Law and for the benefit of, and as a separate undertaking with, the Collateral Agent, for the benefit of the Senior Parties, any defense to the performance of this Agreement which may be available to it as a consequence of this Agreement being rejected or otherwise not assumed by the Partnership or any trustee or other similar official for the Partnership or for any substantial part of the property of the Partnership, or as a consequence of this Agreement being otherwise terminated or modified, in any proceeding seeking to adjudicate the Partnership a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, protection, relief or composition of the Partnership or the debts of the Partnership under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors, whether such rejection, non-assumption, termination or modification be by reason of this Agreement being held to be an executory contract or by reason of any other circumstance. If this Agreement shall be so rejected or otherwise not assumed, or so terminated or modified, each Contributing Partner agrees for the benefit of, and as a separate undertaking with the Collateral Agent, for the benefit of the Senior Parties, that it will be unconditionally liable to pay or to cause to be paid to the Collateral Agent, for the benefit of the Senior Parties, an amount equal to each payment which would otherwise be payable by it pursuant to the provisions of this Agreement, or by such Party that it would have caused to make payment, under or in connection with this Agreement if this Agreement were not so rejected or otherwise not assumed or were otherwise not so terminated or modified, such amount to be payable to the Collateral Agent, for the benefit of the Senior Parties, in accordance with the instructions of the Collateral Agent, as and when such payment would otherwise be payable hereunder and such amount to be applied as such payment would otherwise be applied hereunder.

         SECTION 13.  NOTICES.

         Any notice or other communication hereunder shall be given in the manner set forth in the Collateral Agency Agreement to the Parties at the addresses, phone numbers and fax numbers shown on Schedule 2, or in the case of any Party, at such other address, phone number or fax number as such Party shall provide in writing to each of the other Parties. At such time as any person becomes a Contributing Partner, the Partnership shall provide to the Collateral Agent a revised Schedule 2 which includes the address, phone number and fax number of such Contributing Partner.

         SECTION 14.    SUCCESSORS AND ASSIGNS.

         This Agreement shall be binding upon each of the Parties and their successors and inure to the benefit of the Collateral Agent and its respective successors and permitted assigns as Collateral Agent under the Collateral Agency Agreement. This Agreement may not be assigned by either Contributing Partner or the Partnership; PROVIDED, HOWEVER, the obligations of the Contributing Partners and the Partnership hereunder may be assigned as provided in Section 7 hereof or otherwise with the prior express written consent of the Required Senior Parties.

         SECTION 15.    AMENDMENT, ETC.

         No amendment or waiver of any provision of this Agreement nor any consent to any departure by a Party herefrom shall in any event be effective unless the same shall be in writing and signed by each Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure or delay on the part of the Collateral Agent in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other right or remedy.

         SECTION 16.    REMEDIES.

         No remedy herein conferred upon or reserved to the Collateral Agent is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. In order to entitle the Collateral Agent to exercise any remedy reserved to it in this Agreement, it shall not be necessary to give any notice, other than such notice as may be expressly required by this Agreement. No notice to or demand on a Contributing Partner in any case shall entitle such Contributing Partner to any other or further notice or demand in the same or similar circumstances. Each and every right and remedy of the Collateral Agent shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or under the Collateral Agency Agreement or any other document now or hereafter existing at law or in equity or by statute.

         SECTION 17.    HEADINGS.

         The headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 18.    GOVERNING LAW.

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PROVISIONS OF SUCH LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK).

         SECTION 19.    CONSENT TO JURISDICTION.

         To the fullest extent permitted by Applicable Law, with respect to any legal action or proceeding against a Contributing Partner arising out of or in connection with this Agreement, each Contributing Partner hereby irrevocably (i) consents to the jurisdiction of any court of the State of New York or of the United States of America located in The City of New York, (ii) consents to the service of process outside the territorial jurisdiction of said courts in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, to the address specified pursuant to Section 13 hereof, and (iii) waives any objection to the venue of the aforesaid courts and any objection that the aforesaid courts are an inconvenient forum.

         SECTION 20.    WAIVER OF JURY TRIAL.

         THE COLLATERAL AGENT, THE PARTNERSHIP AND EACH OF THE CONTRIBUTING PARTNERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         SECTION 21.  LIMITATION OF LIABILITY.

         No Contributing Partner or other Person other than the Partnership (nor any officer, employee, controlling Person, executive, director, agent, authorized representative or affiliate of such Contributing Partner or other Person shall be personally liable for payments due by the Partnership under the Financing Documents or any other Transaction Document (other than as expressly provided therein) or for the performance of any obligations thereunder (other than as expressly provided therein).

         SECTION 22.    EXPENSES.

         Each Contributing Partner will, upon demand, pay to the Collateral Agent any and all reasonable expenses, including reasonable attorneys' fees and expenses, which the Collateral Agent may incur in connection with the exercise or enforcement of any of the rights or interests of the Collateral Agent against such Contributing Partner hereunder.

         SECTION 23.    COUNTERPARTS.

         This Agreement may be executed by one or more of the Parties on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         SECTION 24.    SEVERABILITY.

         If any provision of this Agreement shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.

         SECTION 25.    TERMINATION.

         This Agreement and the obligations hereunder shall terminate upon the payment in full of all Equity Contributions required under this Agreement.

         SECTION 26.    SURVIVAL OF AGREEMENTS.

         All covenants, agreements, representations and warranties in this Agreement or in any certificate, instrument, document or other writing delivered pursuant hereto shall survive the execution and delivery of this Agreement, and all such covenants and agreements shall continue in full force and effect until the obligations of the Parties have been finally paid and satisfied in full.

         SECTION 27.    ENTIRE AGREEMENT.

         This Agreement and the other Financing Documents to which the Parties are party, together with all schedules and exhibits hereto and thereto, contain the full, final and exclusive statement of the agreement among the Partnership, the Contributing Partners and the Collateral Agent relating to the transactions contemplated hereby.

         SECTION 28.    FURTHER ASSURANCES.

         The Parties agree to execute and deliver all such instruments and take all such action as may be necessary to effectuate fully the purposes of this Agreement.

         IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed by its duly appointed representatives as of the date first written above.


                           TENASKA GEORGIA PARTNERS, L.P., a Delaware limited partnership

                           By: Tenaska Georgia, Inc.,
                           its Managing General Partner

                           By: /s/ Michael F. Lawler
                               -------------------------------
                               Name:  Michael F. Lawler
                               Title: Vice President of Finance & Treasurer



                           TENASKA GEORGIA, INC., a Delaware corporation



                            By: /s/ Ronald N. Quinn
                               -------------------------------
                                Name:  Ronald N. Quinn
                                Title: Vice President


                            TENASKA GEORGIA I, L.P., a Delaware limited
                               partnership

                            By: Tenaska Georgia, Inc.,
                                  its General Partner

                            By: /s/ Paul G. Smith
                               -------------------------------
                                Name:  Paul G. Smith
                                Title: Vice President


                           THE CHASE MANHATTAN BANK, as Collateral Agent



                            By: /s/ Annette M. Marsula
                               -------------------------------
                                Name:  Annette M. Marsula
                                Title: Assistant Vice President

                                   Schedule 1

------------------- ----------------- ------------------ ----------------------- --------------------- --------------------
Contributing        Contributing      Contributing       Contributing Partner    Contributing          Contributing
Partner             Partner First     Partner Second     Equity Contribution     Partner's First       Partner's Second
                    Tranche           Tranche            Commitment              Tranche Equity        Tranche Equity
                    Percentage        Percentage                                 Contribution          Contribution
                                                                                 Commitment            Commitment
------------------- ----------------- ------------------ ----------------------- --------------------- --------------------
Tenaska Georgia     99%               99%                $35,145,000             $20,295,000           $14,850,000
I, L.P
------------------- ----------------- ------------------ ----------------------- --------------------- --------------------
Tenaska Georgia,    1%                1%                 $355,000                $205,000              $150,000
Inc.
------------------- ----------------- ------------------ ----------------------- --------------------- --------------------
Total               100%              100%               $35,500,000             $20,500,000           $15,000,000
------------------- ----------------- ------------------ ----------------------- --------------------- --------------------

                                   Schedule 2

                  If to Partnership, at:
                  Tenaska Georgia Partners, L.P.
                  1044 North 115th Street, Suite 400
                  Omaha, Nebraska  68154-4446
                  Attention:        Michael F. Lawler
                  (Telephone):      402-691-9500
                  (Facsimile):      402-691-9550


                  If to TGI, at:
                  Tenaska Georgia, Inc.
                  1044 North 115th Street, Suite 400
                  Omaha, Nebraska  68154-4446
                  Attention:        Michael F. Lawler
                  (Telephone):      402-691-9500
                  (Facsimile):      402-691-9550


                  If to TGILP, at:
                  Tenaska Georgia Partners I, L.P.
                  1044 North 115th Street, Suite 400
                  Omaha, Nebraska  68154-4446
                  Attention:        Michael F. Lawler
                  (Telephone):      402-691-9500
                  (Facsimile):      402-691-9550


                  If to the Collateral Agent, at:
                  The Chase Manhattan Bank
                  Capital Markets Fiduciary Services
                  450 W. 33rd Street, 15th Floor
                  New York, NY  10001
                  Attention: Annette M. Marsula
                  International & Project Finance Service Delivery
                  (Telephone):      212-946-7557
                  (Facsimile):      212-946-8178

                                    EXHIBIT A



                  [The First National Bank Of Omaha Letterhead]


                      IRREVOCABLE STANDBY LETTER OF CREDIT

                                           DATE: __________ __, 1999
                                           LETTER OF CREDIT NUMBER:  __________


BENEFICIARY:
THE CHASE MANHATTAN BANK, NEW YORK BRANCH
450 WEST 33rd STREET
NEW YORK, NY 10001

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. __________ ON BEHALF OF [__________], 1044 NORTH 115TH STREET, SUITE 400, OMAHA, NE 68154-4446, FOR ANY SUM OR SUMS NOT EXCEEDING AN AGGREGATE TOTAL AMOUNT OF *USD__,___,___* (__________ AND NO/100 U.S. DOLLARS) AVAILABLE UPON PRESENTATION OF YOUR SIGHT DRAFTS AT THE FIRST NATIONAL BANK OF OMAHA, INTERNATIONAL DEPARTMENT, 1620 DODGE STREET, OMAHA, NE 68102.

DRAFTS MUST BE ACCOMPANIED BY:

PRESENTATION OF:

1. A DRAFT IN THE FORM OF "EXHIBIT A" HERETO, DULY COMPLETED, EXECUTED AND DELIVERED BY THE BENEFICIARY'S AUTHORIZED OFFICER; AND

2. A DRAWING CERTIFICATE ("DRAWING CERTIFICATE") IN THE FORM OF "EXHIBIT B" HERETO, DULY COMPLETED, EXECUTED AND DELIVERED BY THE BENEFICIARY'S AUTHORIZED OFFICER.

THE TERM "BENEFICIARY" INCLUDES ANY SUCCESSOR BY OPERATION OF LAW OF THE NAMED BENEFICIARY, INCLUDING, WITHOUT LIMITATION, ANY LIQUIDATOR, REHABILITATOR, RECEIVER OR CONSERVATOR. ALL OTHER CAPITALIZED TERMS USED HEREIN HAVE THE MEANING SET FORTH IN THE EQUITY CONTRIBUTION AGREEMENT (THE "EQUITY CONTRIBUTION AGREEMENT"), DATED AS OF NOVEMBER 1, 1999, BY AND AMONG TENASKA GEORGIA PARTNERS, L.P., THE CONTRIBUTING PARTNERS THERETO AND THE BENEFICIARY, AS COLLATERAL AGENT.

NOTWITHSTANDING RULE [___] OF THE INTERNATIONAL STANDBY PRACTICES (ISP98), IF THIS LETTER OF CREDIT EXPIRES DURING AN INTERRUPTION OF BUSINESS AS DESCRIBED IN RULE [___], WE WILL EFFECT PAYMENT OF THE LETTER OF CREDIT IF DRAWN AGAINST WITHIN 30 DAYS AFTER THE RESUMPTION OF BUSINESS.

PAYMENT WILL BE EFFECTED BY 5:00 P.M. THE SAME DAY THAT CONFORMING DOCUMENTS ARE PRESENTED TO THE FIRST NATIONAL BANK OF OMAHA, INTERNATIONAL DEPARTMENT, 1620 DODGE STREET, OMAHA, NE 68102 IF RECEIVED PRIOR TO 1:00 P.M. LOCAL TIME.

THE DRAFTS DRAWN UNDER THIS LETTER OF CREDIT ARE TO BE ENDORSED HEREON AND MUST BEAR THE CLAUSE "DRAWN UNDER THE FIRST NATIONAL BANK OF OMAHA LETTER OF CREDIT NO. __________ DATED __________ __, 1999."

WE HEREBY AGREE WITH THE DRAWERS, ENDORSERS AND BONA FIDE HOLDERS OF DRAFTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT THAT THE SAME SHALL BE DULY HONORED ON DUE PRESENTATION IF DRAWN AND NEGOTIATED ON OR BEFORE __________ __, ____. DRAFTS MUST BE PRESENTED TO THE FIRST NATIONAL BANK OF OMAHA, INTERNATIONAL DEPARTMENT, 1620 DODGE STREET, OMAHA, NE 68102 BY 5:00 PM LOCAL TIME.

THIS LETTER OF CREDIT SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING, AND SUCH UNDERTAKING SHALL NOT IN ANY WAY BE MODIFIED, AMENDED OR AMPLIFIED BY REFERENCE TO ANY NOTE, DOCUMENT, INSTRUMENT OR AGREEMENT REFERRED TO HEREIN OR IN WHICH THIS LETTER OF CREDIT IS REFERRED TO OR TO WHICH THIS LETTER OF CREDIT RELATES AND ANY SUCH REFERENCE SHALL NOT BE DEEMED TO BE INCORPORATED HEREIN BY REFERENCE TO ANY NOTE, DOCUMENT OR AGREEMENT.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT IS DEEMED TO BE AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR 12 MONTHS FROM THE EXPIRY DATE HEREOF, OR ANY FUTURE EXPIRATION DATE, UNLESS 90 DAYS PRIOR TO ANY EXPIRATION DATE, WE NOTIFY YOU BY REGISTERED MAIL OR COURIER SERVICE THAT WE ELECT NOT TO CONSIDER THIS LETTER OF CREDIT RENEWED FOR ANY SUCH ADDITIONAL PERIOD. IN THAT EVENT, YOU MAY DRAW HEREUNDER ON OR PRIOR TO THE THEN RELEVANT EXPIRATION DATE, UP TO THE FULL AMOUNT THEN AVAILABLE HEREUNDER, AGAINST YOUR SIGHT DRAFT(S) ON US, BEARING THE NUMBER OF THIS LETTER OF CREDIT.

THE ORIGINAL LETTER OF CREDIT AND ALL AMENDMENTS MUST BE PRESENTED WITH EACH DRAWING OR WHEN CANCELING THE LETTER OF CREDIT PRIOR TO THE EXPIRY DATE.

EXCEPT SO FAR AS OTHERWISE STATED, THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98) PUBLISHED BY THE INTERNATIONAL CHAMBER OF COMMERCE, WHICH ARE IN EFFECT AT THE TIME OF ISSUANCE OF THE LETTER OF CREDIT.



                                               THE FIRST NATIONAL BANK OF OMAHA



                                               --------------------------------
                                                   AUTHORIZED SIGNATURE

                                                                        ANNEX A


                                   SIGHT DRAFT


                                                              DATE:


TO:      THE FIRST NATIONAL BANK OF OMAHA
         (AS THE ISSUER OF THE LETTER OF CREDIT REFERENCED BELOW
         INTERNATIONAL DEPARTMENT
         1620 DODGE STREET
         OMAHA, NE 68102

RE:      DRAWN UNDER THE FIRST NATIONAL BANK OF OMAHA
         IRREVOCABLE LETTER OF CREDIT NO. __________ DATED ____________

ON SIGHT

         PAY TO THE CHASE MANHATTAN BANK, NEW YORK BRANCH, AS THE COLLATERAL AGENT UNDER THE EQUITY CONTRIBUTION AGREEMENT, DATED AS OF NOVEMBER 1,1999, BY AND AMONG TENASKA GEORGIA PARTNERS, L.P., THE CONTRIBUTING PARTNER PARTY THERETO, AND THE CHASE MANHATTAN BANK, A NATIONAL ASSOCIATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, ACTING THROUGH ITS NEW YORK BRANCH, AS COLLATERAL AGENT (THE "COLLATERAL AGENT") FOR THE SENIOR PARTIES UNDER AND AS DEFINED IN THE COMMON AGREEMENT, DATED AS OF NOVEMBER 1,1999, BY AND AMONG TENASKA GEORGIA PARTNERS, L.P., THE TRUSTEE, THE DSR LOC AGENT, THE PPA LOC AGENT, THE WORKING CAPITAL LINE FACILITY PROVIDER AND THE COLLATERAL AGENT, IN IMMEDIATELY AVAILABLE FUNDS __________ U.S. DOLLARS (U.S.$__________) BY 5:00 P.M. NEBRASKA TIME, ON THE DATE HEREOF, IF THIS SIGHT DRAFT IS PRESENTED PRIOR TO 1:00 P.M., NEBRASKA TIME, PURSUANT TO IRREVOCABLE LETTER OF CREDIT NO. __________ OF THE FIRST NATIONAL BANK OF OMAHA, AND OTHERWISE BY 5:00 P.M. NEBRASKA TIME, ON THE NEXT BUSINESS DATE AFTER THE DATE HEREOF.

                                        THE CHASE MANHATTAN BANK,
                                        NEW YORK BRANCH


                                        BY: ___________________________________
                                            NAME:
                                            TITLE:


                                   Annex A-1

                                                                        ANNEX B

                               DRAWING CERTIFICATE

In connection with the proposed drawing in the amount of $__________ under The First National Bank of Omaha Irrevocable Standby Letter of Credit No.___________ (the "LETTER OF CREDIT") issued for the account of [__________], the undersigned authorized officer of The Chase Manhattan Bank, New York Branch, as Collateral Agent (the "BENEFICIARY") hereby certifies that:

         1. [This Drawing Certificate, as executed, must contain one, but only one, of the three alternative paragraphs set forth below:]

              Alternative 1: The foregoing amount represents all or a portion of a Contributing Partner Equity Contribution (as defined in the Equity Contribution Agreement (the "AGREEMENT"), dated as of November 1, 1999, by and among Tenaska Georgia Partners, L.P., the Contributing Partner Party thereto and the Beneficiary, as Collateral Agent), from [__________], which is currently due and payable to the Beneficiary under the Agreement in accordance with its terms and has not been paid.

              OR

              Alternative 2: The Letter of Credit no longer qualifies as an Acceptable Letter of Credit (as defined in the Agreement) and [__________] has not furnished a Substitute Support Instrument (as defined in the Agreement) in substitution for the Letter of Credit.

              OR

              Alternative 3: The Letter of Credit will expire within fifteen
              (15) Business Days and [__________] has not furnished a Substitute Support Instrument (as defined in the Agreement) in substitution for the Letter of Credit and as a consequence thereof the amount of $[__,___,___] is due and payable.

         2. The amount of the drawing to be made hereunder does not exceed the amount of the Contributing Partner Equity Contribution which is due and payable on the Date of Commercial Operation of the Final Units by [__________] to the Beneficiary pursuant to the Agreement and has not been paid.


                                   Annex B-1

IN WITNESS WHEREOF, the undersigned has executed and delivered this Drawing Certificate as of this _____ day of __________, ____.

                                        The Chase Manhattan Bank,
                                        New York Branch

                                        BY: ______________________________
                                            Name:
                                            Title:


                                   Annex B-2

                                                                       Exhibit B

                                FORM OF GUARANTY


         GUARANTY (this "GUARANTY"), dated as of ___________ ____, 1999, by [ ], a [ ] (the "GUARANTOR"), in favor of [The Chase Manhattan Bank, a Delaware corporation, in its capacity as Collateral Agent under the Collateral Agency Agreement hereinafter referred to] ("GUARANTEED PARTY"), pursuant to the Equity Contribution Agreement, dated as of [ ] by and among the Tenaska Georgia Partners, L.P., the Contributing Partners Party thereto and the Guaranteed Party and the Assignment and Assumption Agreement dated as of [ ] by and among [ ] and [Contributing Partner] a [subsidiary/affiliate] of Guarantor (the "CONTRIBUTING PARTNER") (the "Equity Contribution Agreement"). Capitalized terms used herein, but not otherwise defined herein, shall have the respective meanings ascribed to such terms in the Equity Contribution Agreement.

                                    RECITALS

         WHEREAS, the Guarantor is willing to provide this Guaranty to the Guaranteed Party, on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the above premise and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Guarantor agrees as follows:


         Section 1. OBLIGATIONS OF GUARANTOR. Subject to the Guaranty Cap set forth in Section 2 of this Guaranty, the Guarantor unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to and for the benefit of the Guaranteed Party, the prompt payment when due of all present and future obligations of the Contributing Partner under or pursuant to the Equity Contribution Agreement (the obligations referred to above, collectively and individually, the "OBLIGATIONS"). Subject to the Guaranty Cap set forth in
Section 2 of this Guaranty, the Guarantor agrees, that upon the failure of the Contributing Partner to pay any of the Obligations when they become due, the Guarantor will pay, or cause to be paid, to the Guaranteed Party any and all such unpaid Obligations.


         Section 2. MAXIMUM GUARANTEED AMOUNT. The aggregate liability of the Guarantor under this Guaranty (except, in each case, for liability under Section 6(b)) and the Guaranteed Party's right of recovery hereunder is limited to a total aggregate amount equal to the "Guaranty Cap." The Guaranty Cap will be [ ], which Guaranty Cap shall be reduced immediately upon the payment of any amounts paid by the Guarantor under this Guaranty or by the Contributing Partner under the Equity Contribution Agreement in the amount of such payment.

         Section 3. NATURE OF OBLIGATIONS. The Guarantor guarantees that the Obligations shall be performed strictly in accordance with the terms of the Equity Contribution Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guaranteed Party with respect thereto. The duties of the

Guarantor under this Guaranty are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Contributing Partner or whether the Contributing Partner is joined in any such action or actions. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations if the Contributing Partner becomes subject to a bankruptcy, reorganization or similar proceeding, and neither the failure of the Guaranteed Party to so file, nor the existence of any such proceeding, shall affect the Guarantor's obligations hereunder with respect to Obligations arising either before or after the commencement of such proceedings. The liability of the Guarantor under this Guaranty as specified in Section 1 of this Guaranty shall, to the fullest extent permitted by law, be absolute and unconditional irrespective of:

                  (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Equity Contribution Agreement including, without limitation, any increase in the Obligations; provided, however, no action taken pursuant to this
         Section 3(a) shall be construed to increase the amount of the Guaranty Cap;

                  (b) any manner of sale or other disposition of the stock in or the assets of the Contributing Partner or any of its affiliates;

                  (c) any change, restructuring or termination of the structure or existence of the Contributing Partner, the Guarantor or any of their affiliates;

                  (d) or any other circumstance which might otherwise constitute an equitable defense available to, or a discharge of, the Guarantor or any other surety, or any other guarantor of the Contributing Partner.

         The Guarantor shall not contest the amount, the Guaranteed Party's right to collect, or the Guaranteed Party's collection of, the Obligations (as they may be revised from time to time as provided for herein) in any future proceeding including, without limitation, civil, criminal, regulatory, administrative, judicial, equitable or appellate, on the basis that the Obligations constitute a penalty, are or will result in a forfeiture, or are otherwise unlawful.

         The Guarantor agrees that the obligations of the Guarantor set forth in this Guaranty shall be direct obligations of the Guarantor, and such obligations shall be absolute and unconditional and shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than as set forth in the Equity Contribution Agreement or full and strict compliance by the Guarantor with its obligations hereunder) based upon any claim the Guarantor may have against the Guaranteed Party or the Contributing Partner. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of the Contributing Partner or otherwise, all as though such payment had not been made.


         Section 4. WAIVER. The Guarantor hereby waives any requirement that the Guaranteed Party exhaust any right or take any action against the Contributing Partner or any other person.

         Section 5. SUBROGATION. The Guarantor shall not exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all Obligations and all other amounts payable under the Equity Contribution Agreement shall have been paid in full to the Guaranteed Party. If any amount shall be paid to the Guarantor on account of any subrogation rights at any time prior to the payment in full of the Obligations and all other amounts payable under this Guaranty, such amount(s) shall be paid immediately to the Guaranteed Party to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms hereof and the Equity Contribution Agreement. Upon full performance and payment of the Obligations and all other amounts payable under the Equity Contribution Agreement, the Guarantor shall be subrogated to the rights of the Guaranteed Party, and the Guaranteed Party shall take all such reasonable actions, at the Guarantor's sole expense, as Guarantor shall reasonably request to effect such subrogation rights.

         Section 6. CERTAIN RIGHTS AND POWERS OF THE GUARANTEED PARTY; ENFORCEMENT COSTS AND INTEREST. (a) The Guaranteed Party shall have all of the rights and remedies available under applicable law and may proceed by appropriate court action to enforce the terms hereof and to recover damages for the breach hereof. Each and every remedy of the Guaranteed Party shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy now or hereafter existing at law or in equity. At the option of the Guaranteed Party and upon notice to the Guarantor, the Guarantor may be joined in any action or proceeding commenced by the Guaranteed Party against the Contributing Partner in respect of any Obligation and recovery may be had against the Guarantor in such action or proceeding or in any independent action of proceeding against the Guarantor, without any requirement that the Guaranteed Party first assert, prosecute or exhaust any remedy or claim against the Contributing Partner.

                  (b) The Guarantor will, upon demand, pay or cause payment to be made to the Guaranteed Party the amount of any and all reasonable out-of-pocket expenses which the Guaranteed Party may incur in connection with the exercise or enforcement of any of the rights of the Guaranteed Party hereunder. If any amount is not paid when due under this Guaranty, such amount shall bear interest from the date due until paid in full at the prime rate (or the equivalent) of interest publicly announced by the Guaranteed Party, plus two percent per annum. Amounts payable by the Guarantor under this Section 6(b) are not subject to the Guaranty Cap of Section 2.

         Section 7. REPRESENTATIONS AND WARRANTIES. The Guarantor represents and warrants to the Guaranteed Party as follows:

                  (a) ORGANIZATION; POWER; AND STATUS. It is (i) duly organized and validly existing under the laws of the jurisdiction of its organization and
(ii) duly qualified to do business in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own, lease or hold its property and to conduct the business in which it is now engaged or proposed to be engaged, except where the failure to so qualify or have such power or authority would not, singularly or in the aggregate, have a Material Adverse Effect.

                  (b) AUTHORIZATION; ENFORCEABILITY; EXECUTION AND DELIVERY. (i) It has full right, power and authority to execute and deliver this Guaranty and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery of this Guaranty and the consummation of the transactions contemplated hereby has been duly and validly taken.

                  (ii) This Guaranty has been duly authorized, executed and delivered by the Guarantor. This Guaranty constitutes a valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with the terms hereof, except to the extent limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors' rights generally, by general equitable principles (whether considered in a proceeding in equity or at law).

                  (c) NO CONFLICTS; LAWS; AND CONTRACTS. The execution, delivery and performance of this Guaranty and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of its property or assets pursuant to, any material indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, (ii) result in any violation of any statute or any judgment, order, decree, rule or regulation of any court or arbitrator or governmental agency or body having jurisdiction..

                  (d) GOVERNMENTAL APPROVALS. Except to the extent that noncompliance could not reasonably be expected to result in a Material Adverse Effect, no Governmental Approval is required to authorize, or is required in connection with, its execution, delivery and performance of this Guaranty or the taking of any action by it contemplated hereby.

                  (e) LITIGATION. There are no legal or governmental proceedings pending or affecting it or any of its properties or assets which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and to the best of its knowledge, no such proceedings are threatened by governmental authorities or others.


         Section 8. COVENANTS. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unperformed or unpaid, the Guarantor shall:


                  (a) PRESERVATION OF CORPORATE EXISTENCE, ETC. Preserve and maintain its corporate existence and preserve its material rights, franchises and privileges to conduct its business substantially as conducted on the date hereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

                  (b) COMPLIANCE WITH LAWS, ETC. Comply with all Applicable Laws and Governmental Approvals, non-compliance with which would have a material adverse effect on its ability to perform its obligations herein, except laws, rules, regulations and orders being contested in good faith.

                  (c) MERGERS, ETC. Not merge with any person, corporation, partnership, or other entity unless: (i) the surviving and resulting entity agrees in writing to be bound hereby to the same extent as the Guarantor, and
(ii) immediately after giving effect thereto, no event of default or breach of this Guaranty shall have occurred and be continuing.

         Section 9. NO WAIVER. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

         Section 10. CONTINUING GUARANTY. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect from the time of execution and delivery of the Equity Contribution Agreement until the payment in full of all Obligations and all amounts payable under this Guaranty, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, transferees and assigns.

         Section 11. WAIVER OF NOTICES. The Guarantor hereby unconditionally and irrevocably waives all notices to and demands upon the Contributing Partner or the Guarantor and all other formalities, the omission of any of which or delay in performance of which, might, but for the provisions of this paragraph, by rule of law, under equitable principles or otherwise, constitute grounds for relieving or discharging the Guarantor in whole or in part from its obligations hereunder.

         Section 12. NO CONSEQUENTIAL DAMAGES. In the absence of bad faith or willful misconduct by the Guarantor, the Guarantor shall not be liable to the Guaranteed Party under this Guaranty or otherwise for any exemplary, consequential, special, or punitive losses or damages that may be incurred by the Guaranteed Party as a result of the Guarantor's execution of and performance under this Guaranty.

         Section 13. FURTHER ASSURANCES. The Guarantor, at is sole cost and expense, shall cause to be promptly and duly taken, executed, acknowledged and delivered, such further documents and instruments as the Guaranteed Party may from time to time reasonably request in order to carry out more effectively the intent and purposes of this Guaranty.

         Section 14. SEVERABILITY. If any provision of this Guaranty shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

         Section 15. COUNTERPARTS; EFFECTIVENESS. This Guaranty may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The effective date of this Guaranty for all purposes shall be the date specified on page one (1) above.

         Section 16. AMENDMENT; WAIVER; REQUIREMENT OF WRITING. This Guaranty cannot be amended, changed, modified, released or discharged except by a writing signed by the party against whom enforcement of the amendment, change, modification or waiver is sought.

         Section 17. ADDRESS FOR NOTICES. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by certified or registered mail, postage prepaid, or by nationally recognized overnight courier, addressed as set forth below:

                  If to the Guaranteed Party:

                  If to the Collateral Agent, at:
                  The Chase Manhattan Bank
                  Capital Markets Fiduciary Services
                  450 W. 33rd Street, 15th Floor
                  New York, NY  10001
                  Attention: Annette M. Marsula
                  International & Project Finance Service Delivery (Telephone): 212-946-7557
                  (Facsimile): 212-946-8178


                  If to Guarantor:

                  [                 ]

or to such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date received by the recipient thereof.

         Section 18. GOVERNING LAW. This Guaranty shall be construed in accordance with and governed by the laws of the State of New York without regard to the conflict of laws provisions of such laws that could result in the application of laws of any jurisdiction other that the State of New York.

         Section 19. ASSIGNMENT. The Guaranteed Party may not assign this Guaranty, other than to a financial institution which succeeds the Guaranteed Party as Collateral Agent under the Collateral Agency Agreement and any purported assignment shall be void and ineffective

         IN WITNESS WHEREOF, the Guarantor and the Guaranteed Party have each caused this Guaranty to be executed on its behalf by its duly authorized officer as of the date shown above.


                                                     [                 ]
                                                         as Guarantor



                                                     By:
                                                        ------------------------
                                                        Name:
                                                        Title:

                                                                      Exhibit C

        FORM OF CONTRIBUTING PARTNER ASSIGNMENT AND ASSUMPTION AGREEMENT


         This ASSIGNMENT AND ASSUMPTION AGREEMENT, (this "Agreement") is made as of ___________, by [ ]("Assuming Contributing Partner") and [TGI and/or TGILP].

         Capitalized terms used herein and not defined have the meanings ascribed thereto in that certain Equity Contribution Agreement dated as of November 1, 1999 by and among Tenaska Georgia Partners, L.P, the Contributing Partners party thereto and The Chase Manhattan Bank (the "Equity Contribution Agreement").

         WHEREAS, each of Tenaska Georgia, Inc. ("TGI") and Tenaska Georgia I, L.P. ("TGILP")(each, a "PARTNER" and, collectively, with any other persons who become partners in the Partnership the "PARTNERS") is a partner in the Partnership pursuant to the Partnership Agreement dated as of [ ] (the "Partnership Agreement");

         WHEREAS, under the Partnership Agreement, other persons may become partners of the Partnership pursuant to the Partnership Agreement;

         WHEREAS [TGI and/or TGILP] wishes to transfer a portion of [its/their respective] interest in the Partnership to Assuming Contributing Partner, and [TGI's and/or TGILP's] obligations (including [its/their respective] Contributing Partner's Equity Contribution Commitments (as defined in the Equity Contribution Agreement) shall thereupon be reduced.

         WHEREAS Assuming Contributing Partner shall assume such obligations (including the relevant Contributing Partner's Equity Contribution Commitments).

                  NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assuming Contributing Partner agrees as follows:

         Section 1. ASSIGNMENT BY [TGI/TGILP]. [TGI and/or TGILP] assigns to Assuming Contributing Partner:

[Specify $ amounts of First Tranche Equity Contribution Commitment and Second Tranche Equity Contribution Commitment being assigned by each of TGI/TGILP]

[Specify First Tranche Percentage and Second Tranche Percentage being transferred from TGI/TGILP]

         Section 2. ASSUMPTION BY ASSUMING CONTRIBUTING PARTNER. (a) Assuming Contributing Partner hereby assumes and agrees to be bound by the Equity Contribution Agreement as if a party thereto, including but not limited to its share of all payment obligations whatsoever, and to undertake and perform all other obligations. Without limiting the generality of the foregoing, Assuming Contributing Partner agrees to (x) make Equity Contributions to the Partnership in an aggregate amount equal to $_______, such amount being the Assuming Contributing Partner's Contributing Partner Equity Contribution Commitment, consisting of $ __________ of First Tranche Equity Contribution Commitment and $ _______ of Second Tranche Equity Contribution Commitment, (y) to pay ___% (the "Contributing Partner's First Tranche Percentage") of the First Tranche Support Amount, and ___ % (the "Contributing Partner's Second Tranche Percentage") of the Second Tranche Support Amount, and
(z) provide Substitute Support Instruments to the Collateral Agent.

                  (b) This Agreement shall become effective at such time as all of the following conditions shall have been fulfilled: (i) this Agreement shall have been executed and delivered by the parties hereto: (ii) the Assuming Contributing Party shall have presented its Substitute Support Instrument being First Tranche Contributing Partner Support Instrument to the Collateral Agent and the Collateral Agent shall have accepted the same; (iii) revised Schedule 1 reflecting the assignments and assumptions herein provided shall have been prepared by the Partnership and submitted to the Collateral Agent in substitution for the existing Schedule 1 and (iv) revised Schedule 2 reflecting the notice details of the Assuming Contributing Partner shall have been prepared by the Partnership and submitted to the Collateral Agent in substitution for the existing Schedule 2.

         Section 3. REPRESENTATIONS AND WARRANTIES. Assuming Contributing Partner represents and warrants that:

                (a) ORGANIZATION; POWER; AND STATUS. It is (i) duly organized and validly existing under the laws of the jurisdiction of its organization and
(ii) duly qualified to do business in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own, lease or hold its property and to conduct the business in which it is now engaged or proposed to be engaged, except where the failure to so qualify or have such power or authority would not, singularly or in the aggregate, have a Material Adverse Effect.

                  (b) AUTHORIZATION; ENFORCEABILITY; EXECUTION AND DELIVERY. (i) it has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken.

                  (ii) This Agreement has been duly authorized, executed and delivered by the Partnership. This Agreement constitutes a valid and legally binding obligation of the Assuming Contributing Partner enforceable against the Assuming Contributing Partner in accordance with the terms hereof, except to the extent limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors' rights generally, by general equitable principles (whether considered in a proceeding in equity or at law).

                  (c) NO CONFLICTS; LAWS; AND CONTRACTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of its property or assets pursuant to, any material indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, (ii) result in any violation of any statute or any judgment, order, decree, rule or regulation of any court or arbitrator or governmental agency or body having jurisdiction.

                  (d) GOVERNMENTAL APPROVALS. Except to the extent that noncompliance could not reasonably be expected to result in a Material Adverse Effect, no Governmental Approval is required to authorize, or is required in connection with, its execution, delivery and performance of this Agreement or the taking of any action by it contemplated hereby.

                  (e) LITIGATION. There are no legal or governmental proceedings pending or affecting it or any of its properties or assets which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and to the best of its knowledge, no such proceedings are threatened by governmental authorities or others.

                  Section 4. BINDING UPON SUCCESSORS. All agreements, covenants, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the parties hereto. Assuming Contributing Partner may not assign or otherwise transfer all or any part of its obligations or rights hereunder, except in accordance with the provisions of the Equity Contribution Agreement.


                  Section 5. GOVERNING LAW; VENUE; WAIVER OR JURY TRIAL. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PROVISIONS OF SUCH LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK).

                  (b) THE COLLATERAL AGENT, THE PARTNERSHIP AND THE ASSUMING CONTRIBUTING PARTNER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.


                  (c) To the fullest extent permitted by applicable law, with respect to any legal action or proceeding against the Assuming Contributing Partner arising out of or in connection with this Agreement, the Assuming Contributing Partner hereby irrevocably (i) consents to the jurisdiction of any court of the State of New York or of the United States of America located in The City of New York, (ii) consents to the service of process outside the territorial jurisdiction of said courts in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, to the address specified pursuant to Schedule 2 of the Equity Contribution Agreement, and (iii) waives any objection to the venue of the aforesaid courts and any objection that the aforesaid courts are an inconvenient forum.

         Section 6. SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the other terms and provisions hereof, which terms and provisions shall remain binding and enforceable, and to the extent possible all of such other provisions shall remain in full force and effect.

         Section 7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

         IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized officers on the date first written above.

                                            [        ]



                                            By: _______________________________
                                                Name:
                                                Title:
Accepted by:


The Chase Manhattan Bank,
as  Collateral Agent


By: __________________________________
    Name:
    Title: